Exhibit 99.1

Colony Credit Real Estate Closes $1.0 Billion Commercial Real Estate CLO

LOS ANGELES, October 22, 2019 – Colony Credit Real Estate, Inc. (NYSE: CLNC) (“Colony Credit Real Estate” or the “Company”) today announced that the Company closed CLNC 2019-FL1, a $1.0 billion managed Commercial Real Estate Collateralized Loan Obligation (the “CRE CLO”). The CRE CLO accretively finances interests in 21 floating-rate mortgage loans secured by 39 properties, with an 83.5% initial advance rate at a weighted average coupon at issuance of LIBOR plus 1.59%, before transaction costs. The loan collateral includes multifamily, office and hospitality properties across 10 states and the District of Columbia. The structure features a two-year reinvestment period.

“The large-scale $1B benchmark achieved in our first CRE CLO transaction demonstrates the strengths of our loan origination business and team, capital markets capabilities and investor relationships. With a lower cost of funds, higher advance rate and managed reinvestment structure, this CRE CLO fortifies the Company’s capital structure, improves the return on equity on our retained interests, and allows the Company to continue to expand its core financing business,” highlighted Kevin P. Traenkle, CEO and President of Colony Credit Real Estate.

Wells Fargo Securities, LLC acted as sole structuring agent. Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as co-lead managers and joint bookrunners.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Colony Credit Real Estate, Inc.

Colony Credit Real Estate (NYSE: CLNC) is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE senior mortgage loans, mezzanine loans, preferred equity, debt securities and net leased properties predominantly in the United States. Colony Credit Real Estate is externally managed by a subsidiary of leading global real estate and investment management firm, Colony Capital, Inc. Colony Credit Real Estate is organized as a Maryland corporation that intends to elect to be taxed as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2018. For additional information regarding the Company and its management and business, please refer to www.clncredit.com.

Investor Relations

Colony Credit Real Estate, Inc.

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